For Immediate Release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this release.

Bell Canada announces offering of MTN Debentures

MONTRÉAL, September 26, 2017 – Bell Canada (Bell) today announced the public offering of Cdn $1.5 billion of MTN Debentures in two series pursuant to its medium term notes (MTN) program.

The $700 million 3.00% MTN Debentures, Series M-40, will be dated September 29, 2017, will mature on October 3, 2022, and will be issued at a price of $100.934 per $100 principal amount plus accrued and unpaid interest from and including April 3, 2017 to, but excluding, September 29, 2017 in the amount of $1.471232877 per $100 principal amount to yield 2.796%. The 3.00% MTN Debentures, Series M-40 are being issued as part of an existing series of MTN Debentures. The $800 million 3.60% MTN Debentures, Series M-46, will be dated September 29, 2017, will mature on September 29, 2027, and will be issued at a price of $99.709 per $100 principal amount to yield 3.635%. The MTN Debentures will be fully and unconditionally guaranteed by BCE Inc.

The net proceeds of the offering are intended to be used to fund the redemption of Bell Canada’s $1,000,000,000 principal amount of 4.40% MTN Debentures, Series M-22, due March 16, 2018, to fund the redemption of Bell Canada’s $300,000,000 principal amount of 4.88% Debentures, Series M-36, due April 26, 2018, and for other general corporate purposes.

The MTN Debentures are being publicly offered in all provinces of Canada through a syndicate of agents. The MTN Debentures offering is expected to close on September 29, 2017.

There shall be no offer, solicitation or sale of securities of Bell in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The MTN Debentures have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States. This news release shall not constitute an offer to sell securities in the United States.

The MTN Debentures are being issued pursuant to a Short Form Base Shelf Prospectus dated September 20, 2016 and a Prospectus Supplement dated September 30, 2016. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada.

Caution concerning forward-looking statements
Certain statements made in this news release are forward-looking statements, including, but not limited to, statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the intended use of the net proceeds of such sale and other statements that are not historical facts. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the abovementioned proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the MTN Debentures will occur, or that it will occur at the expected time indicated in this news release.

About Bell

Bell is Canada’s largest communications company, providing broadband wireless, TV, Internet and business communication services from Bell Canada, Bell Aliant and Bell MTS. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. To learn more, please visit Bell.ca or BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day, and provides significant Bell funding of mental health care and access, research and workplace leadership initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Jean Charles Robillard
514-870-4739
jean—charles.robillard@bell.ca

Investor inquiries:

Thane Fotopoulos
514-870-4619
thane.fotopoulos@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not a part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”